Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
Among
HYPERCOM CORPORATION,
VERIFONE SYSTEMS, INC.
and
HONEY ACQUISITION CO.
Dated as of November 17, 2010

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 17, 2010 among Hypercom Corporation, a Delaware corporation (the “Company”), VeriFone Systems, Inc., a Delaware corporation (“Parent”), and Honey Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”).
RECITALS
          WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;
          WHEREAS, the Boards of Directors of each of the Company and Merger Sub have resolved to submit this Agreement to their respective stockholders for adoption;
          WHEREAS, Parent, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes and intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, FP Hypercom Holdco, LLC and Francisco Partners II, L.P. have entered into a Support Agreement in the form attached hereto as Exhibit A (the “Support Agreement”); and
          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME
                    1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in

Article III hereof. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).
                    1.2 Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing for the Merger (the “Closing”) shall take place, subject to the terms and conditions of this Agreement, at the offices of Sullivan & Cromwell LLP, 1870 Embarcadero Road, Palo Alto, California 94303, at a time and date to be designated by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time, date and location as the parties hereto shall mutually agree. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Pacific Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.
                    1.3 Effective Time. At the Closing, the Company and Merger Sub will cause a Certificate of Merger (the “Certificate of Merger”) to be completed, executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
ARTICLE II
CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION
                    2.1 The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law.
                    2.2 The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.
ARTICLE III
OFFICERS AND DIRECTORS
                    3.1 Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. The Company shall take all actions necessary to ensure that such directors shall be the directors of the Surviving Corporation at the Effective Time.

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                    3.2 Officers of Surviving Corporation. The parties hereto shall take all actions necessary so that from and after the Effective Time, the individuals designated by Parent shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.
ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES
                    4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:
                (a) Merger Consideration.
                    (i) Each share of common stock, par value $0.001 per share, of the Company (each a “Company Share”, and together, the “Company Shares”) issued and outstanding at the Effective Time (other than Company Shares that are owned by Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and in each case not held on behalf of third parties (“Excluded Company Shares”)) shall be converted into and shall become exchangeable for 0.23 (the “Exchange Ratio”) shares (the “Merger Consideration”) of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”)
                    (ii) At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of such Company Shares (other than Excluded Company Shares) and (B) each uncertificated Company Share (a “Book-Entry Company Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Company Shares), shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c).
               (b) Cancellation of Shares. Each Excluded Company Share shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.
               (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

                    4.2 Exchange of Certificates for Shares.
               (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares (other than Excluded Company Shares), certificates representing the shares of Parent Common Stock to be exchanged for Company Shares (other than Excluded Company Shares) in respect of the Merger Consideration to be paid in the Merger, cash necessary to pay for cash in lieu of any fractional shares of Parent Common Stock issuable in connection with the Merger pursuant to Section 4.2(e), plus an amount of cash with respect to any dividends or other distributions with respect to the Parent Common Stock to be paid or to be issued pursuant to Section 4.2(c) in exchange for Company Shares (other than Excluded Company Shares) (such certificates for shares of Parent Common Stock, together with the amount of any cash payable pursuant to Section 4.2(e) in lieu of fractional shares and dividends or other distributions payable with respect thereto pursuant to Section 4.2(c), being hereinafter referred to as the “Exchange Fund”). With respect to the amount of cash to be deposited as of the Effective Time to satisfy its obligations under Section 4.2(e), Parent shall only be required to make a reasonable estimate of the amount of such cash that will be necessary. The Exchange Agent shall invest the Exchange Fund as directed by Parent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent. If there are any losses realized as a result of such investments, Parent shall promptly deposit in the Exchange Fund the amount of such losses.
               (b) Exchange Procedures.
                    (i) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of Company Shares (other than holders of Excluded Company Shares) (A) (x) in the case of holders of Certificates, a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (the “Certificate Letter of Transmittal”) or (y) in the case of holders of Book-Entry Company Shares, a letter of transmittal specifying that the exchange for uncertificated shares of Parent Common Stock registered on the stock transfer books of Parent in the name of each such holder (“Book-Entry Parent Shares”) or certificates representing shares of Parent Common Stock shall occur only upon delivery of such letter of transmittal to the Exchange Agent (the “Registered Letter of Transmittal”), each such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for exchanging Certificates or Book-Entry Company Shares for the applicable Merger Consideration and any unpaid dividends and other distributions, if applicable, and cash in lieu of fractional shares.
                    (ii) Following the Effective Time, upon (A) surrender of a Certificate for cancellation to the Exchange Agent together with a Certificate Letter of Transmittal, duly executed, the holder of such Certificate or (B) delivery of a Registered Letter of Transmittal, duly executed, the holder of such Certificate or Book-Entry Company Shares, as the case may be, shall be entitled to receive in exchange therefor (x) Book-

Entry Parent Shares or, at the election of such holder, a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, if any, and (y) a check in the amount (after giving effect to any required Tax withholdings) of (I) any cash in lieu of fractional shares determined in accordance with Section 4.2(e) hereof plus (II) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and any Certificate so surrendered shall forthwith be cancelled.
                    (iii) No interest will be paid or accrued on any amount payable upon due surrender of any Certificate or delivery of a duly executed Registered Letter of Transmittal, as the case may be. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, Book-Entry Parent Shares or a certificate representing the proper number of shares of Parent Common Stock, as the case may be, together with a check for the cash to be paid upon due surrender of the Certificate or upon the delivery to the Exchange Agent of the duly executed Registered Letter of Transmittal and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if, in the case of holders of Certificates, the Certificate formerly representing such Company Shares is presented to the Exchange Agent, and, in the case of holders of Book-Entry Company Shares, if the Registered Letter of Transmittal is delivered to the Exchange Agent, in either case accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.
                    (iv) If any Book-Entry Parent Shares or any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor or the Book-Entry Company Shares exchanged therefor, as the case may be, is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of Book-Entry Parent Shares or a certificate for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered or the Book-Entry Company Shares exchanged, as the case may be, or shall establish to the satisfaction of Parent or the Exchange Agent that such Tax has been paid or is not applicable.
                    For the purposes of this Agreement, the term “Person” or “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
               (c) Distributions with Respect to Unexchanged Shares; Voting. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Company Shares for which a Registered Letter of Transmittal shall not have been delivered, until such Certificate (or affidavits of loss in lieu thereof) is surrendered for exchange or such Registered Letter of Transmittal is delivered, as the case may be, in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu thereof) or delivery of any such Registered Letter of Transmittal, as the case may be, there shall be issued and/or paid to the holder of the Book-Entry Parent Shares or the certificates representing whole shares of Parent Common Stock, as the case may be, issued in exchange therefor, without interest, (A) at the time of such surrender or delivery, as the case may be, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender or delivery, as the case may be. Holders of unsurrendered Certificates or Book-Entry Company Shares shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates or Book-Entry Company Shares, regardless of whether such holders have exchanged their certificates.
                    (d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Shares that were outstanding immediately prior to the Effective Time.
                    (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the Average Closing Price. “Average Closing Price” means the per share closing price of Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the Eastern Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) on the last trading day prior to the Closing Date.
                    (f) Termination of Exchange Period; Unclaimed Stock. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the stockholders of the Company one year after the Effective Time shall be delivered at Parent’s option, to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any Merger Consideration and any cash, dividends and other distributions in respect thereof payable or deliverable pursuant to Section 4.2(c) and Section 4.2(e) upon due (i) surrender of their Certificates (or affidavits of loss in lieu thereof) or (ii) delivery of duly executed Registered Letters of Transmittal, as the case may be, in each case with respect to both clauses (i) and (ii), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

               (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
               (h) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent is required to deduct and withhold with respect to the making of any payment pursuant to this Agreement under the Code and by rules and regulations promulgated thereunder or any other applicable state, local, or foreign Tax Law; it being understood that Parent shall be entitled but not obligated to deduct and withhold from any Merger Consideration payable or otherwise deliverable by withholding a portion or all of the Merger Consideration otherwise deliverable and selling such Merger Consideration to cover its withholding obligations. To the extent that amounts are so withheld by Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.
                    4.3 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares or securities convertible or exchangeable into or exercisable for Company Shares, or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, then the Merger Consideration, the Exchange Ratio and any other dependent items shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item.
                    4.4 Company Stock Based Plans.
               (a) At the Effective Time, each outstanding option to purchase Company Shares (a “Company Option”), whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Company Shares subject to the Company Option immediately prior to the Effective Time and (y) the Exchange Ratio at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time.
               (b) At the Effective Time, each right of any kind (other than Company Warrants, which are the subject of Section 4.5), contingent or accrued, to acquire or receive Company Shares or benefits measured by the value of Company Shares, and each award of any kind consisting of Company Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans and any other Company Compensation and Benefits Plans, other than Company Options (the “Company Awards”), shall be deemed to be converted into the right to acquire or receive, or receive benefits measured by the value of, as the case may be, the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Company Shares subject to such Company Award immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such right shall be subject to the same terms and conditions as were applicable to the rights under the relevant Company Stock Plan or other Company Compensation and Benefit Plan immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall cause to be effectuated the provisions of this Section 4.4(b).
               (c) As soon as reasonably practicable (but not more than five (5) days) after the Effective Time, Parent shall, if registration of any interests in the Company Stock Plans or other Company Compensation and Benefit Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or any successor form), or another appropriate form with respect to such interests and Parent Common Stock and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Stock Plans or other Company Compensation and Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company Options and Company Awards appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and agreements evidencing the grants of such Company Options and Company Awards, and stating that such Company Options and Company Awards and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.4 after giving effect to the Merger and the terms of the Company Stock Plans).
               (d) At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.4(a) and 4.4(b). Parent shall take all actions which are necessary for the assumption of the Company Options and Company Awards pursuant to Sections 4.4(a) and 4.4(b) including the reservation, issuance (subject to Section 4.4(c)) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 4.4. The Company shall take all necessary action to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards, and all Company Stock Plans or other Company Compensation and Benefits Plans conferring any rights to Company Shares or other capital stock of the Company shall be deemed to be amended to be in conformity with this Section 4.4(d).
               (e) The Company shall take all actions necessary to cause the Company’s Employee Stock Purchase Plan to terminate at or prior to the Effective Time in accordance with the terms of the plan and to cause each Company employee’s then current plan account balance to be distributed in cash to such employee at the time of plan termination.
               (f) Notwithstanding any other provision of this Agreement, Parent acknowledges and agrees that the Board of Directors of the Company has taken or may take prior to Closing such action as may be required (i) to fully vest as of or prior to the Closing all Company Options and Company Awards outstanding as of the date hereof, and (ii) to provide for net or cashless exercise of Company Options and Company Awards, such that any Tax withholding is satisfied from Company Shares underlying such Company Options and Company Awards. Company Shares purchased upon exercise of Company Options and Company Shares delivered upon vesting of Company Awards shall be outstanding as of the Effective Time and entitled to receive the Merger Consideration as provided in Sections 4.1 and 4.2, and Company Options not exercised will be assumed as provided in Section 4.4(a).
                    4.5 Warrants. At the Effective Time, each outstanding warrant to purchase Company Shares (a “Company Warrant”) shall be converted into a warrant to acquire a number of shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of (a) the number of Company Shares subject to such Company Warrant immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Company Share of such Company Warrant immediately prior to the Effective Time divided by (b) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Company Warrant shall continue to be governed by the same terms and conditions as were applicable under such Company Warrant immediately prior to the Effective Time.
                    4.6 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
                    5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub, as of the date of this Agreement and as of the Closing Date (it being understood that to the extent any such representation and warranty speaks as of a particular date, the Company makes such representation and warranty with respect to such particular date) , that, except as otherwise permitted in this Agreement or as set forth (i) in the Company Reports filed with the SEC since January 1, 2010 and prior to the date hereof (excluding, in each case, any disclosures set forth in any “risk factor” section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature), (ii) in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) or (iii) to the extent that the qualifying nature of a disclosure in the Company Disclosure Letter with respect to another section or subsection is reasonably apparent on its face, in such other disclosure:
               (a) Organization, Good Standing and Qualification. Other than as set forth in Section 5.1(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, individually or in the aggregate, has not had or would not reasonably be likely to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries certificates of incorporation and by-laws or comparable governing documents, each as amended through the date of this Agreement, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.
               As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries; and (ii) the term “Company Material Adverse Effect” means a material adverse effect on (x) the financial condition, assets, liabilities, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby; provided, however, that Company Material Adverse Effect shall not include any event, condition, change, occurrence or development of a state of circumstances resulting from, primarily attributable to, or arising in connection with (A) general political, economic or market (including currency) conditions or general changes or developments in the industry in which the Company and its Subsidiaries operate, (B) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (C) this Agreement, the Merger and the other transactions contemplated hereby, or the announcement or performance thereof, including any negative impact on or disruption in relationships with customers, suppliers, distributors, employees or similar relationships, (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (E) changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), (G) the taking of any action required by this Agreement or expressly approved or permitted in writing by Parent, or reasonably required to obtain the approval of any Governmental Entity or the failure to take any action prohibited by this Agreement or (H) any legal proceedings commenced or threatened by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company that assert allegations of a breach of fiduciary duty or violations of securities laws relating to this Agreement or the transactions contemplated by this Agreement, except in the case of clause (A) or (B), to the extent such changes or conditions disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in similar businesses.
               (b) Capital Structure. (i) The authorized capital stock of the Company consists of 100,000,000 Company Shares, of which 55,515,330 Company Shares were issued and outstanding as of the close of business on November 16, 2010, and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Company Preferred Shares”) (including a series of Preferred Stock constituting 100,000 Company Preferred Shares designated as “Series A Junior Participating Preferred Stock”), none of which were outstanding as of the date of this Agreement. Other than as set forth in Section 5.1(b)(i) of the Company Disclosure Letter, no Company Shares are held in treasury by the Company or its Subsidiaries. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding Company Shares have been issued in material compliance with applicable securities Laws. The Company has no Company Shares or Company Preferred Shares reserved for issuance, except that as of November 16, 2010, there were an aggregate of 5,986,416 Company Shares reserved for issuance pursuant to the Company Compensation and Benefit Plans identified in Section 5.1(h)(i) of the Company Disclosure Letter as being the only Company Compensation and Benefit Plans pursuant to which Company Shares may be issued (the “Company Stock Plans”), 10,544,000 Company Shares issuable upon exercise of the Company Warrants and 100,000 Company Preferred Shares reserved for issuance pursuant to the Rights Agreement (the “Rights Agreement”), dated September 29, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list as of October 30, 2010 of (x) each outstanding Company Option and Company Award, (y) each other outstanding right, including those issued under the Company Stock Plans or Company Compensation and Benefits Plans, to

receive, the value of which is determined by reference to, Company Shares (including restricted stock and restricted stock units) (each a “Common Stock Unit”), and (z) each Company Warrant, including, in each case, the holder, date of grant, term, number of Company Shares subject thereto and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Since October 30, 2010, the Company has not issued any Company Options, Company Awards or Common Stock Units. All outstanding grants of Company Shares, Company Awards and Common Stock Units were made under the Company Stock Plans or Company Compensation and Benefits Plans. Upon any issuance of Company Shares pursuant to any Company Options, Company Awards or Common Stock Units, such Company Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth in this Section 5.1(b)(i) and pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
                    (ii) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens. Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person. The Company does not own, directly or indirectly, any voting interest in any Person the acquisition of which requires a separate filing by the ultimate parent entity of Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or any other antitrust or other Laws.
                    (iii) Each Company Option (A) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of such grant, (C) has a grant date identical to (or later than, as specified by the granting body) the date on which the Company’s Board of Directors or compensation committee actually awarded such

Company Option, and (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax returns and the Company Reports, respectively.
                    (iv) Other than as set forth in Section 5.1(b)(iv) of the Company Disclosure Letter, to the knowledge of the Company, as of the date of this Agreement, no Person or group beneficially owns 5% or more of the Company’s voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act. As used in this Agreement, “knowledge” of (i) the Company means the actual knowledge of the Company’s executive officers after reasonable inquiry of their direct reports and (ii) Parent or Merger Sub means the actual knowledge of such party’s executive officers after reasonable inquiry of their direct reports.
               (c) Corporate Authority; Approval and Fairness.
                    (i) Assuming the accuracy of the representation set forth in Section 5.2(k) of this Agreement, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). The holders of the Company Warrants have consented to the treatment of the Company Warrants contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
                    (ii) The Board of Directors of the Company (A) has unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and thereby and resolved to recommend adoption of this Agreement to the holders of the Company Shares (the “Company Recommendation”), (B) received the opinion of its financial advisor, UBS Securities LLC, dated as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Company Shares in the Merger is fair to such holders from a financial point of view; it being understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied upon by Parent or Merger Sub, and (C) directed that this Agreement be submitted to the holders of Company Shares for their approval. Assuming the accuracy of the representation set forth in Section 5.2(k) of this Agreement, the Board of Directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the Support Agreement or the consummation of the transactions in the manner contemplated hereby or thereby.

               (d) Governmental Filings; No Violations. (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits, authorizations, actions or non-actions (A) pursuant to Section 1.3, (B) required under the HSR Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, (C) to comply with state securities or “blue-sky” laws, (D) to be made with the New York Stock Exchange (the “NYSE”) and (E) other filings and recordations as required by Governmental Entities other than those in the United States as set forth on Section 5.1(d) of the Company Disclosure Letter, no filings, notices and/or reports are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, court, agency, commission, body or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.
               (ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a default or termination (or right of termination) under, the creation or acceleration of any obligations under, or the creation of a Lien or pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming the filings, notices and/or approvals referred to in Section 5.1(d)(i) are made or obtained, any Law to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of material Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).
               (iii) Other than as described in Section 5.1(d)(iii) of the Company Disclosure Letter, except for (A) relationships with the Company or any of its Subsidiaries as an officer, director, or employee thereof (and compensation by the Company or any of its Subsidiaries in consideration of such services) in accordance with the terms of their employment and (B) relationships with the Company as stockholders or option holders therein, to the knowledge of the Company, none of the directors or officers of the Company or Persons holding more than five percent (5%) of the Company Shares (“5% Holders”), or any known member of any of their families or affiliates, is presently a party to, or was a party to, during the year preceding the date of this Agreement, any material transaction, agreement or arrangement with the Company or any of its Subsidiaries. To the knowledge of the Company, none of the officers or directors of the Company or 5% Holders has any interest in any material property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business, or any supplier, distributor, or customer of the Company, except for the normal rights of a stockholder, and except for rights under the Company Stock Plans and the Company Warrants.
               (iv) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.
               (v) The Company and its Subsidiaries are not creditors or claimants with respect to any debtor or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).
               (e) Reports; Financial Statements. (i) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2009 (the “Audit Date”) and filed with or furnished to the SEC, including (x) its Annual Report on Form 10-K for the year ended December 31, 2009, and (y) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, each in the form (including exhibits, annexes and any amendments thereto) filed with or furnished to the SEC. The Company has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2006 (the “Applicable Date”) (collectively, the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date, and those filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and complied in all material respects with then applicable accounting standards. Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date of this Agreement.
               (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) thereof or rules of the SEC, since the enactment of Sarbanes-Oxley, neither the Company nor any of its “affiliates” (as defined in Rule 405 promulgated under the Securities Act, “Affiliates”) has made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of the Company.
               (iii) The Company maintains effective disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company maintains effective internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). The Company has disclosed to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any “significant deficiencies” in the design or operation of its internal controls over financial reporting and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Audit Date and (ii) any material communication since the Audit Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Audit Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since the Audit Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding accounting matters or possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of Sarbanes-Oxley or any Company policy contemplating such reporting, including in instances not required by those rules.

                    (iv) Each of the consolidated balance sheets included in or incorporated by reference into any Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of the Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, for the periods set forth therein (subject, in the case of unaudited statements, to notes that comply with the requirements of Rule 3-10 of Regulation S-X only and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
                    (v) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, reports, schedules, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
                    (vi) Except as reflected or reserved against in the Company’s most recent consolidated balance sheet (or the notes thereto) included in the Company Reports, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would, individually or in the aggregate, have a Company Material Adverse Effect, and, except for this Agreement and the transactions specifically provided for herein, since the Audit Date, the Company and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.
                    (vii) The Company’s revenue recognition policies and practices are and have been in compliance with all rules, regulations and statements of the SEC with respect thereto, including SAB 101, “Revenue Recognition in Financial Statements,” and SAB 104, “Revenue Recognition,” and, to the extent required, the Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 985, “Certain Revenue Arrangements That Contain Software Elements”, and ASC 605-25, “Revenue Recognition — Multiple Element Arrangements”; and the Company maintains adequate controls over its revenue recognition policies and practices all of which are properly communicated to and applied by its sales organizations.
               (f) Absence of Certain Changes. Other than as set forth in Section 5.1(f) of the Company Disclosure Letter, since the Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than as contemplated by this Agreement or in accordance with, the ordinary course of such businesses consistent with past practices, and there has not been:

                    (i) any event, development or circumstance involving, or any change in the financial condition, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to the most recent fiscal year end) which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
                    (ii) any damage, destruction, or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries whether or not covered by insurance, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
                    (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;
                    (iv) any incurrence of any material indebtedness for borrowed money by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;
                    (v) any incurrence or authorization of capital expenditures in excess of $15,000,000 in the aggregate;
                    (vi) any change in any method of accounting or accounting practices by the Company or any of its Subsidiaries;
                    (vii) any making, changing or rescinding of any material election in respect of Taxes by the Company or any of its Subsidiaries or changing of any method of Tax accounting by the Company or any of its Subsidiaries;
                    (viii) any transfer, lease, license, sale, mortgage, pledge, placement of a Lien upon or other disposition of any of the Company’s or its Subsidiaries’ property or assets (including capital stock of any of the Company’s Subsidiaries) with a fair market value in excess of $10,500,000;
                    (ix) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws;
                    (x) any event, development or circumstance as a result of which the Company incurred a material Tax liability (or material decrease in a material Tax asset or attribute) not in the ordinary course of business; or
                    (xi) any agreement to do any of the foregoing.
               (g) Litigation and Liabilities. Except as set forth in Section 5.1(g) of the Company Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed in a Company Report or any other facts or circumstances known to the Company that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to environmental and occupational safety and health matters, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.
               (h) Employee Benefits.
                    (i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth a true and complete list of each Company Compensation and Benefit Plan sponsored or maintained with respect to or for the benefit of employees of the Company or its Subsidiaries, other than broad-based employee welfare and similar plans that do not provide for salary, bonus, incentive or equity compensation or severance arrangements. For purposes of this Agreement, the term “Company Compensation and Benefit Plan” shall mean any employee or director benefit plan, arrangement or agreement, including any such plan that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or a non-de minimis bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock-based severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored or maintained by the Company or any of its Subsidiaries to or for the benefit of the current or former employees, independent contractors or directors of the Company and its Subsidiaries other than Company Compensation and Benefit Plans maintained outside of the U.S. primarily for the benefit of employees working outside of the U.S. (such plans “Company Non-U.S. Compensation and Benefit Plans”). Section 5.1(h)(i)(A) of the Company Disclosure Letter sets forth for each individual party to an agreement providing severance or termination benefits or entitled to severance or termination benefits under the 2007 change in control severance arrangement or the Company’s 2010 Change of Control Plan, the current salary of such individual.
                    (ii) For each Company Compensation and Benefit Plan listed in Section 5.1(h)(i) of the Company Disclosure Letter, the Company has heretofore made available to Parent true and complete copies of each of Company Compensation and Benefit Plans and (A) each writing constituting a part of such Company Compensation and Benefit Plan, including all amendments thereto; (B) the most recent (x) Annual Reports (Form 5500 Series) and accompanying schedules, if any, (y) audited financial statements and (z) actuarial valuation reports; (C) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Compensation and Benefit Plan; and (D) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.
                    (iii) (A) Each of the Company Compensation and Benefit Plans has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Company Compensation and Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to result in the revocation of such letter; (C) no Company Compensation and Benefit Plan is subject to Title IV of ERISA; (D) no Company Compensation and Benefit Plan provides health, life insurance or disability benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (x) coverage mandated by applicable Law or (y) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a material liability thereunder; (F) no Company Compensation and Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (G) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Compensation and Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (H) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 of ERISA or a material Tax imposed pursuant to Section 4975 of the Code; (I) there are no material pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the

Company Compensation and Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries; and (J) the Company or its Subsidiaries may amend or terminate any Company Compensation and Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
                    (iv) Since the Audit Date, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any of the Company Compensation and Benefit Plans that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Section 5.1(h)(iv) of the Company Disclosure Letter, none of the execution of this Agreement, stockholder approval of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Merger or the other transactions contemplated by this Agreement, or the consummation of the Merger and the other transactions contemplated by this Agreement either alone or together with any other event will, (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Compensation and Benefit Plans, (C) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Compensation and Benefit Plans, (D) entitle any employees of the Company or any of its Subsidiaries to any tax “gross-up” or other reimbursement of taxes or tax penalties or (E) result in payments under any of the Company Compensation and Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
                    (v) All of the Company Non-U.S. Compensation and Benefit Plans sponsored or maintained with respect to or for the benefit of employees of the Company or its Subsidiaries outside of the United States, other than broad-based employee welfare and similar plans that do not provide for salary, bonus, incentive or equity compensation or severance arrangements are listed in Section 5.1(h)(v) of the Company Disclosure Letter and comply with applicable local Law, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have no unfunded liabilities with respect to any such Company Non-U.S. Compensation and Benefit Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into Company Reports filed prior to the date of this Agreement. As of the date of this Agreement, there is no pending or, to the knowledge of the

Company, threatened litigation relating to the Company Non-U.S. Compensation and Benefit Plans.
                    (vi) All Company Compensation and Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in all respects in compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.
               (i) Compliance with Laws. (i) The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, standard, judgment, determination, order, writ, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, “Laws”), except for violations that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. No material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
                    (ii) Neither the Company nor any of its Subsidiaries maintains or conducts, and since January 1, 2007 has maintained or conducted, any business, investment, operation or other activity in or with: (i) any country or person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; (ii) any person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control; or (iii) any country or person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern”.
                    (iii) Neither the Company nor any of its Subsidiaries has collected, used, transferred or disclosed any personally identifiable information in violation of any privacy policy, statement, or agreement maintained by the Company or any of its Subsidiaries, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has commercially reasonable security measures and safeguards in place to protect personally identifiable information from illegal or unauthorized access, download or use by its personnel or third parties and, to the knowledge of the Company, no such illegal or unauthorized access, downloading or use has occurred.

                    (iv) The Company and each of its Subsidiaries is in compliance in all respects with all Laws applicable to the transfer of personally identifiable information, except for such noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
               (j) Takeover Statutes. Assuming the accuracy of the representation and warranty of Parent contained in Section 5.2(k), the Company has taken all actions required to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision contained in the Company’s certificate of incorporation or by-laws is, or at the Effective Time will be, applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement.
               (k) Environmental Matters. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries has complied at all times with all applicable Environmental Laws; (b) the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (c) the properties formerly owned, leased or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, tenancy or operation by the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (e) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (f) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (g) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (h) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law; and (i) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.
                    (ii) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company’s products does and has complied with any and all applicable Laws pertaining to the presence (or absence) of specified substances in electrical or electronic or other products; registration or notification of chemical substances in products; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage and payment of fees under an approved scheme for end-of-life, return and recycling of products or of product packaging. Without limiting the foregoing, to the Company’s knowledge each of the products sold by the Company in the European Union meets, in all material respects, the restrictions of the European Union’s Directive 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (the “RoHS Directive”) and the European Union’s Directive 2002/96/EC on Waste Electrical and Electronic Equipment (as amended by European Directive 2003/108/EC) (“WEEE Directive”). To the Company’s knowledge, the products currently sold by the Company fully comply with the requirements of the RoHS Directive and WEEE Directive, including any amending directives thereto, and are applicably marked.
               As used herein, the term “Environmental Law” means any Law relating to (A) the protection, investigation or restoration of the environment, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
               As used herein, the term “Hazardous Substance” means any substance that is (A) listed, classified or regulated pursuant to or in connection with any Environmental Law and (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon.
               (l) Taxes.
                    (i) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by or with respect to any of them and all such Tax Returns are complete and accurate in all material respects;
                    (ii) the Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP;
                    (iii) other than as set forth in Section 5.1(l)(iii) of the Company Disclosure Letter, there is no pending audit, examination, investigation, dispute, proceeding or claim relating to any Tax on the Company or any of its Subsidiaries (collectively, a “Proceeding”) and neither the Company nor any of its Subsidiaries has received any written notice that a Proceeding is pending or threatened;
                    (iv) all assessments for material Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid;
                    (v) no Tax authority has asserted any adjustment that would result in an additional material Tax on the Company or any of its Subsidiaries which has not been fully paid or which adjustment, if asserted with respect to another Tax period, would result in an additional Tax on the Company or on any of its Subsidiaries or in the loss or reduction of a Tax asset or attribute of the Company or of any of its Subsidiaries;
                    (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP;
                    (vii) the Company has made a provision in accordance with GAAP, in the financial statements of the Company, for all Taxes that accrued on or before the end of the most recent period covered in such financial statements;
                    (viii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof;
                    (ix) the Company and its Subsidiaries have withheld or collected and paid over to the appropriate Taxing authority or deposited in accordance with applicable Laws in a timely manner all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;
                    (x) neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax, and no such waivers of statutes of limitations or extensions have been requested from the Company or any Subsidiary;
                    (xi) neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any foreign, state or local Tax Return, (c) owes any amount under any Tax sharing, indemnification or allocation agreement, (d) is or has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding or (e) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502—6 (or any similar Law), as a transferee or successor, by contract, or otherwise;
                    (xii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any Taxing authority with respect to the Company or any of its Subsidiaries, or the business of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has outstanding any ruling request, request for consent to change a method of accounting, subpoena or request for information with or from a Taxing authority in connection with any Tax matter; and
                    (xiii) neither the Company nor any of its Subsidiaries (including current or former subsidiaries) (A) has engaged or entered into any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4 or any predecessor thereof, including any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2), or would be reportable to a similar extent under any other provision of state, local or foreign Tax law, (B) has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties, or (C) has participated in any “tax amnesty” or similar program offered by any Taxing authority to avoid the assessment of penalties or other additions to Tax.
               As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
               (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, works council or employer organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union, works council or labor organization nor is there pending or, to the Company’s knowledge, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor, works council and collective bargaining agreements, Contracts or other agreements or understandings with a labor union, works council or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union, works council or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

               (n) Intellectual Property.
                    (i) Each of the Company and its Subsidiaries has sufficient rights, through ownership or license, to use all material Intellectual Property used in its business as presently conducted and to be used in its business as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. Section 5.1(n)(i) of the Company Disclosure Letter sets forth a true and complete list of all (x) Registered and/or material Intellectual Property owned by the Company and its Subsidiaries, indicating for each Registered item the registration or application number and the applicable filing jurisdiction and (y) Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” Software that has not been modified or customized for the Company). Each of the Company and its Subsidiaries has exclusive ownership of all material Intellectual Property owned by it, free and clear of all Liens, non-exclusive licenses (other than those granted in the ordinary course of business) and exclusive licenses. The Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or any of its Subsidiaries’ use thereof or its rights thereto. To the knowledge of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries, nor any of the products or services of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement, and, except as set forth in Section 5.1(n)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or any Subsidiary’s ownership of any of the Intellectual Property owned by the Company or any Subsidiary or claiming that the Company or any Subsidiary infringes or misappropriates the Intellectual Property of any third party.
                    (ii) The Company and its Subsidiaries have taken all reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person, except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. To the Company’s knowledge, none of the Company’s or its Subsidiaries’ current employees or subcontractors has any patents issued or patent applications pending for any device, process, design or invention of any kind now used in, or required by the Company or its Subsidiaries to be used in the Company’s or such Subsidiary’s business, other than patents or applications that have been assigned to the Company pursuant to valid intellectual property and confidentiality agreements. All of the Company’s and its Subsidiaries’ current and prior employees have executed valid intellectual property and confidentiality agreements for the benefit of the Company in a form which the Company has prior to the date of this Agreement provided to Parent for its review. Every contract or agreement under which Intellectual Property was developed, created or otherwise made, for the Company or any of its Subsidiaries assigns or licenses all rights to such Intellectual Property to the Company to the extent allowed by applicable Law. To the knowledge of the Company, the Company’s and its Subsidiaries’ employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such employees’ contractual obligations to any third person.
                    (iii) Neither the Company nor any of its Subsidiaries has granted any licenses or other rights to third parties to use the Company’s or its Subsidiaries’ Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Parent and exclusive licenses set forth in Section 5.1(n)(iii) of the Company Disclosure Letter.
                    (iv) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business and have not materially malfunctioned or failed within the past three (3) years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.
                    (v) The Company and its Subsidiaries have source code for each version of Software owned by them and used in the past five (5) years. The source code for such Software will compile into object code or otherwise is capable of being installed and operated. Once compiled and/or installed, such Software will have the features, functions and performance described in the documentation pertaining to it and will execute on the computer platforms for which it is designed. All source code and other documentation concerning such Software is sufficiently documented to enable a Software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of Software to which it pertains, without reference to other sources of information. None of the Software owned by the Company or any of its Subsidiaries contains any shareware, open source code, or other Software or is subject to the terms or conditions of any “open source” license (including but not limited to any General Public License) whose use requires or imposes on the Company or any of its Subsidiaries any obligation with respect to any Intellectual Property or Software that is owned by the Company or any of its Subsidiaries, and further, the Company and its Subsidiaries are in compliance with all terms and conditions of any such “open source” licenses.
                    (vi) Section 5.1(n)(vi) of the Company Disclosure Letter contains a complete and accurate list, together with applicable Export Control Classification Number (ECCN), of all Software (other than Software embedded in terminal products) that is sold, licensed, leased or otherwise distributed by the Company or its Affiliates or resellers (the “Software Products”) indicating in each case, the name, owner and most recent version of the Software Product.

                    (vii) As used herein,
                    (1) “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) moral rights and all other intellectual property or proprietary rights.
                    (2) “IT Assets” means the Company and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
                    (3) “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
                    (4) “Software” means all software and databases (including source code, object code and all related documentation).
               (o) Affiliate Transactions. As of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
               (p) Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer and error and omissions insurance policies and all other material policies of insurance to which the Company or any of its Subsidiaries is a beneficiary or named insured (“Insurance Policies”). Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid.

               (q) Material Contracts. (i) As of the date of this Agreement, except as described in the relevant subsection of Section 5.1(q)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:
                    (A) any lease of real or personal property providing for annual rentals of $1,000,000 or more;
                    (B) other than purchase orders or agreements related to the sale of the Company’s products in the ordinary course of business, including end-of-life raw materials and finished goods inventory purchases, (w) any Contract for the purchase of raw materials that is reasonably likely to require payments of $500,000 or more in any year, (x) any Contract for the acquisition of or investment in capital equipment for an aggregate purchase price or investment value of $500,000 or more, (y) any Contract authorizing the distribution or resale by any Person of any of the Company’s or its Subsidiaries’ products or services or (z) any Contract for the sale or rental of products or services that is reasonably likely to result in payments to the Company and its Subsidiaries of $500,000 or more in any year;
                    (C) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 5% voting or economic interest, or any interest valued at more than $500,000 without regard to percentage voting or economic interest;
                    (D) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000;
                    (E) any Contract required to be filed as an exhibit to any Company Report;
                    (F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets, line of business or product line of the Company or any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries, (III) grants “most favored nation” status including any that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries, (IV) prohibits or limits in any material respect the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights, or (V) provides for a material indemnification obligation by the Company or any of its

Subsidiaries, other than indemnification arrangements with customers, suppliers or manufacturers entered into in the ordinary course of business, which arrangements are required to be recorded as liabilities on the Company’s balance sheets included in the Company Reports;
                    (G) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
                    (H) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five (5%) percent or more of the outstanding Company Shares;
                    (I) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company and its Subsidiaries and (y) entered into in the ordinary course of business;
                    (J) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000; and
                    (K) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (the Contracts described in clauses (A) — (K), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).
                    (ii) Section 5.1(q)(ii) of the Company Disclosure Letter sets forth a list of (x) the Company’s top ten (10) suppliers by value for the fiscal year ended December 31, 2009, and (y) the Company’s top ten (10) customers by value of sales for the fiscal year ended December 31, 2009. Except as set forth in Section 5.1(q)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice from any supplier required to be identified in Section 5.1(q)(ii) of the Company Disclosure Letter stating that such supplier intends to stop supplying, or materially reduce the level of, materials, products or services supplied to the Company or any of its Subsidiaries or otherwise materially and adversely change its business relationship or the terms of any Material Contract with the Company or any of its Subsidiaries. Except as set forth in Section 5.1(q)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice from any customer required to be identified in Section 5.1(q)(ii) of the Company Disclosure Letter stating that such customer intends to stop buying, or materially reduce the level of, products of services bought from the Company or any of its Subsidiaries or otherwise materially and adversely change its business relationship or terms of any Material Contract with the Company or any of its Subsidiaries.

                    (iii) A true and correct copy of each Material Contract has previously been delivered to Parent and each such Contract is a valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in material default under or material breach in any respect under the terms of any such Material Contract. In addition, none of the Company or any of its Subsidiaries has received any written claim of default under any Material Contract, and no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both).
                    (iv) (A) With respect to each Government Contract, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications, (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract, and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.
          (B) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (x) to the Company’s knowledge, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract, and (z) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.
                    As used herein, “Government Contract” means any Material Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).
               (r) Property. Other than as set forth in Section 5.1(r) of the Company Disclosure Letter, (i) the Company has good and marketable title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all material property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and no such material property and assets are subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice or Tax Liens for current Taxes not yet due and payable.
                    (ii) The lease agreements entered into by the Company and its Subsidiaries in connection with their premises are in full force and effect and enforceable, and, to the knowledge of the Company, there are no existing material defaults of the Company and its Subsidiaries or any other party to the leases thereunder, and neither the Company nor its Subsidiaries has received or given notice of default or claimed default with respect to such leases, nor is there, to the knowledge of the Company, any event that with notice or lapse of time, or both, would constitute a material default thereunder. Other than the lease agreements referred to above, the Company and its Subsidiaries have no other interests of any type in any real property.
               (s) Warranties/Product Liability. Except as set forth on Section 5.1(s) of the Company Disclosure Letter and except as specifically reflected, reserved against (all such reserves being made in accordance with GAAP) or otherwise disclosed on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, or incurred since September 30, 2010 in the ordinary course of business, (i) the Company has not received any notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Company or any services provided by the Company (a “Product”), or claim or lawsuit involving a Product which is pending or, to the Company’s knowledge, threatened by any Person, (ii) there has not been, nor is there under consideration by the Company, any Product recall or post-sale warning of a material nature concerning any Product, (iii) there are no material warranties, express or implied, written or oral, with respect to any Product, (iv) there are no pending or, to the Company’s knowledge, threatened claims with respect to any such warranty which could reasonably be expected to result in a Company Material Adverse Effect, and (v) there are no material pending or, to the Company’s knowledge, threatened product liability claims with respect to any Product and no such claims have been settled or adjudicated. All Products comply in all material respects with applicable governmental authorizations and Laws, and there have not been and there are no material defects or deficiencies in such Products.
               (t) Product Certifications.
                    (i) The product certifications given or granted by processors or manufacturers with respect to Products (“Product Certifications”) constitute all the Product Certifications necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and each Product is certified in the countries in which it is sold, other than as set forth in Section 5.1(t) of the Company Disclosure Letter. The Company has not made any material modifications or updates to the Products which would require Product Certifications different from or in addition to those in effect as of the date of this Agreement, and, other than as set forth in Section 5.1(t) of the Company Disclosure Letter, to the Company’s knowledge, none of the Product Certifications would be terminated, rescinded or modified as a result of this Agreement or the completion of the Merger.
                    (ii) No claims have been made or to the Company’s knowledge, threatened alleging that any product designed, manufactured, marketed, sold or distributed by the Company or any of its Subsidiaries or bearing any trademark or trade name of the Company or any of its Subsidiaries has been subject to any security breach or other compromise that has or may lead to the disclosure, theft or other misappropriation of confidential, proprietary or private information not to the Company’s knowledge, has there been any such breach or compromise involving or related to any such product.
               (u) Inventory. All inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, any Company location, or located at customers’ premises on consignment, in each case, which are used or held for use by the Company, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Company against suppliers of such inventories, but excluding any of the foregoing which are used or held for use by the Company (directly or indirectly through a Subsidiary) on consignment from a third party (the “Inventory”), consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. Except as disclosed in Section 5.1(u) of the Company Disclosure Letter, none of the items included in the Inventory are held by the Company on consignment from others.
               (v) Licenses. (i) Each of the Company and its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct its business as presently conducted, except for those the absence of which or failure to be in compliance with, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No License will be violated, revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement, except, in all cases, for any violation, revocation, termination or renewal that would not reasonably be expected to have a Company Material Adverse Effect.
                    (ii) The Company and each of its Subsidiaries is and has been in substantial compliance with all applicable rules and regulations (“Card Regulations”) of any card association or other financial institution that licenses the issuance of, or directly issues, credit cards, charge cards, and/or debit cards to cardholders, including Visa International, Inc., Visa U.S.A., Inc., MasterCard International Services, Inc., and American Express Travel Related Services, Inc. (collectively, “Card Organizations”). Each of the Company’s products offered for sale meets all required Card Regulations, including, as applicable, operating regulations of the various Card Organizations, the Payment Card Industry Encrypting PIN Pad (EPP) Security Requirements Manual, the

POS PIN Entry Device Security Requirements Manual, the Payment Card Industry Data Security Standard, the Account Information Security Program, and Payment Application Best Practices.
               (w) Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, agent or employee of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Entity (collectively, “Anti-Bribery Laws”). The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with all Anti-Bribery Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and the Company has no knowledge of any violation of any Anti-Bribery Law by any of its Affiliates.
               (x) OFAC. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries is currently targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by OFAC.
               (y) Investment Company Act of 1940. Neither of the Company nor any of its Subsidiaries is, or at the Effective Time will be, an investment company, as defined in the Investment Company Act of 1940, as amended.
               (z) Brokers and Finders. Neither the Company nor any of the Company’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed UBS Securities LLC as the Company’s financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which UBS Securities LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
               (aa) Rights Agreement. The Board of Directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby and to cause the rights distributed to holders of Company Shares (the “Rights”) to expire at or immediately prior to the Effective Time, and neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Rights to become exercisable by the holders hereof.

               (bb) Reorganization Treatment. Neither the Company nor any of its Affiliates has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
               (cc) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representation or warranty on behalf of the Company.
                    5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally hereby represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date (it being understood that to the extent any such representation and warranty speaks as of a particular date, the Company makes such representation and warranty with respect to such particular date), that, except as otherwise permitted in this Agreement or as set forth (i) in the Parent Reports filed with the SEC since November 1, 2009 and prior to the date hereof (excluding, in each case, any disclosures set forth in any “risk factor” section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature), (ii) in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub at the time of entering into this Agreement (the “Parent Disclosure Letter”) or (iii) to the extent that the qualifying nature of a disclosure in the Parent Disclosure Letter with respect to another section or subsection is reasonably apparent on its face, in such other disclosure:
               (a) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, individually or in the aggregate, has not had or would not reasonably be likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificate of incorporation and by-laws, each as amended through the date of this Agreement, and each as so delivered is in full force and effect.
               As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on (x) the financial condition, assets, liabilities, business, or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) the ability of Parent to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby; provided, however, that Parent Material Adverse Effect shall not include any event, condition, change, occurrence or development of a state of circumstances resulting from, primarily attributable to, or arising in connection with (A) general political, economic or market (including currency) conditions or general changes or developments in the industry in which Parent and its Subsidiaries operate, (B) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (C) this Agreement, the Merger and the other transactions contemplated hereby, or the announcement or performance thereof, including any negative impact on or disruption in relationships with customers, suppliers, distributors, employees or similar relationships, (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof (E) changes in the price or trading volume of Parent’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by Parent to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or (G) the taking of any action required by this Agreement or expressly approved or permitted in writing by the Company or reasonably required to obtain the approval of any Governmental Entity, or the failure to take any action prohibited by this Agreement, except in the case of clause (A) or (B), to the extent such changes or conditions disproportionately affect in any material respect Parent and its Subsidiaries, taken as a whole, as compared to other Persons engaged in similar businesses.
               (b) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
               (c) Capital Structure of Parent. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, of which 86,918,790 shares were outstanding as of the close of business on November 15, 2010, and 10,000,000 shares of Preferred Stock par value $0.01 per share (the “Parent Preferred Shares”), of which no shares were outstanding as of the close of business on the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the date of this Agreement, Parent has no Parent Common Stock or Parent Preferred Shares reserved for issuance, except for shares of Parent Common Stock reserved for issuance pursuant to (A) Parent’s New Founders’ Stock Option Plan, Outside Directors’ Stock Option Plan and 2005 Employee Equity Incentive Plan, (B) Parent’s 1.375% Senior Convertible Notes due 2012 and (C) warrants to purchase Parent Common Stock. Each of the outstanding shares of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares, owned by Parent or by a direct or indirect wholly-owned Subsidiary of Parent, free and clear of any Liens. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.
               (d) Corporate Authority. Assuming the accuracy of the Company’s representations and warranties set forth in Section 5.1(b) with respect to capitalization matters and the Company’s compliance with Section 6.1(a)(vii), no vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate and stockholder action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Board of Directors of Parent has unanimously approved this Agreement and the other transactions contemplated hereby.
               (e) Governmental Filings; No Violations; Certain Contracts, Etc. (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits, authorizations, actions or non-actions (A) pursuant to Section 1.3, (B) required under the HSR Act, Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” laws, (D) to be made with the NYSE and (E) other filings and recordations as required by Governmental Entities other than those in the United States as set forth on Section 5.2(e) of the Parent Disclosure Letter, no filings, notices and/or reports are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.
               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing documents of any of Parent’s Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a default or termination (or right of termination) under, the creation or acceleration of any obligations under, or the creation of a Lien or pledge, security interest or other encumbrance on its assets or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or, assuming the filings, notices and/or approvals referred to in Section 5.2(e)(i) are made or obtained, any Law to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.
               (f) Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since November 1, 2009 (the “Parent Applicable Date”) (collectively, the forms, statements, reports and documents filed with or furnished to the SEC since the Parent Applicable Date, and those filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and complied in all material respects with then applicable accounting standards. Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Parent Report has been amended or superseded by a later Parent Report filed prior to the date of this Agreement.
               (ii) Parent maintains effective disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

               (iii) Each of the consolidated balance sheets included in or incorporated by reference into any Parent Reports (including the related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date hereof, will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
               (iv) Except as reflected or reserved against in Parent’s most recent consolidated balance sheet (or the notes thereto) included in the Parent Reports, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would, individually or in the aggregate, have a Parent Material Adverse Effect.
               (v) Parent’s revenue recognition policies and practices are and have been in compliance with all rules, regulations and statements of the SEC with respect thereto, including SAB 101, “Revenue Recognition in Financial Statements,” and SAB 104, “Revenue Recognition,” and, to the extent required, Parent recognizes revenue in accordance with Accounting Standards Codification (ASC) 985, “Certain Revenue Arrangements That Contain Software Elements”, and ASC 605-25, “Revenue Recognition — Multiple Element Arrangements”; and Parent maintains adequate controls over its revenue recognition policies and practices all of which are properly communicated to and applied by its sales organizations.
               (g) Absence of Certain Changes. Since the Parent Applicable Date, there has not been any event, development or circumstance involving, or any change in the financial condition, assets, liabilities, business, or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to the most recent fiscal year end) which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
               (h) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
               (i) Compliance with Laws. The businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same.
               (j) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed J.P. Morgan Securities LLC as its financial advisor.
               (k) Section 203. None of Parent, Merger Sub or any of their Affiliates is an “interested stockholder” of the Company for purposes of Section 203 of the DGCL (other than as contemplated by this Agreement or the Support Agreement).
               (l) Reorganization Treatment. Neither Parent, Merger Sub nor any other Affiliate of Parent has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
               (m) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representation or warranty on behalf of Parent or Merger Sub.
ARTICLE VI
COVENANTS
                    6.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as otherwise expressly contemplated by this Agreement or as required by applicable Laws, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (A) as otherwise expressly required by this Agreement or required by Law, (B) as Parent may approve in writing (which approval shall not be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

                    (i) (A) amend its certificate of incorporation, by-laws or other applicable governing instruments; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock; or (D) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than repurchases or redemptions of restricted stock or other equity awards upon termination of employment, in accordance with the terms of such awards);
                    (ii) merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;
                    (iii) spend in excess of $6,500,000 individually or $10,000,000 in the aggregate to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement; and provided, further, that the Company must also comply with the requirements set forth in Section 6.1(a)(iii) of the Company Disclosure Letter. For purposes of this clause (iii), the amount spent with respect to any acquisition shall be deemed to include the aggregate amount of capital expenditures that the Company or any of its Subsidiaries is obligated to make at any time or plans to make as a result of such acquisition within two (2) years after the date of acquisition;
                    (iv) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for (A) drawings under and refinancings or replacements of the Company’s or any of its Subsidiaries’ current credit agreements in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding, provided that the terms of any such replacement must satisfy the requirements set forth in Section 6.1(a)(iv) of the Company Disclosure Letter, (B) other indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $10,000,000 in the aggregate or (C) interest rate or currency swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed $5,000,000 of notional debt in the aggregate;
                    (v) make or commit to any capital expenditures other than in the ordinary course of business and in any event not in excess of the aggregate amount reflected in the Company’s capital expenditure budget for the year in which such capital expenditures are made, a copy of which capital expenditure budget for 2010 and 2011 has been furnished to Parent;

                    (vi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries and sales of obsolete assets, except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $10,000,000 in the aggregate, other than pursuant to Contracts in effect as of the date of this Agreement;
                    (vii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (A) the issuance of Company Shares pursuant to existing Company Options, Company Warrants, and other Company Awards, and (B) the issuance of Company Options and Company Awards in amounts and at times consistent with the Company’s historic hiring and compensation practices and not in excess of the amount set forth on Section 6.1(a)(vii) of the Company Disclosure Letter;
                    (viii) make any change with respect to accounting policies or procedures, except as required by changes in GAAP or by Law;
                    (ix) except as required by Law, (A) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, (B) settle or resolve any material Tax controversy, claim or assessment, (C) enter into any material closing agreement, (D) waive or extend any statute of limitations with respect to Taxes, or (E) surrender any right to claim a refund for Taxes;
                    (x) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $1,000,000 individually or $2,000,000 in the aggregate;
                    (xi) enter into (A) any non-competition Contract or other Contract that (x) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business or (y) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Affiliates, (B) any other Contract that would have been a Material Contract had it been entered into prior to the date hereof;
                    (xii) except as required pursuant to Contracts in effect as of the date of this Agreement and set forth in Section 6.1(a)(xii) of the Company Disclosure Letter, or

as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any of its directors, officers or employees, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its directors, officers or employees, except, in each case, for increases or awards made in the ordinary course of business and at times and in amounts consistent with the Company’s historic hiring and compensation practices as described in Section 6.1(a)(xii) of the Company Disclosure Letter, (C) establish, adopt, amend or terminate any Company Compensation and Benefit Plan or amend the terms of any outstanding equity-based awards, (D) except as provided in Section 4.4(f), take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Compensation and Benefit Plans, to the extent not already provided in any such Company Compensation and Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Compensation and Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to any of its or of any of its Subsidiaries’ directors, officers or employees;
                    (xiii) amend, modify or terminate any Material Contract (excluding customer or supplier contracts entered into in the ordinary course of business), or cancel, modify or waive any debts or claims held by it or waive any rights other than in the ordinary course of business having a value in excess of $1,000,000 in the aggregate;
                    (xiv) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, including the acquisition of any business or assets reasonably likely to have such an effect;
                    (xv) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity if such settlements would exceed $1,000,000 in the aggregate; or
                    (xvi) agree, authorize or commit to do any of the foregoing.
               (b) After the date hereof and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent will not and will not permit its Subsidiaries knowingly to take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, including the acquisition of any business or assets reasonably likely to have such an effect. Notwithstanding the foregoing and for the avoidance of doubt, the foregoing shall not apply to any pending or planned (i) strategic engagement or investment, (ii) joint venture, (iii) acquisition or (iv) other similar transactions, that in the case of any transaction described in any of clauses (i) through (iv) of this Section 6.1(b), has been publicly announced prior to the execution of this Agreement.

                    6.2 Acquisition Proposals.
               (a) No Solicitation or Negotiation. The Company agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers and directors shall, and that it shall instruct and cause its and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:
                    (i) initiate, solicit, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below) (including by amending, or granting any waiver under, the Rights Agreement not contemplated by Section 6.14);
                    (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or
                    (iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
               Notwithstanding anything in this Agreement to the contrary, prior to, but not after, the receipt of the Company Requisite Vote, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors of the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to such Person than those contained in the Confidentiality Agreement, dated June 25, 2009, between the Company and Parent (the “Confidentiality Agreement”); provided that such agreement need not contain a “standstill” provision; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; and (C) after having complied with the terms of this Section 6.2, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that (x) prior to taking any action referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and financial advisor that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each case referred to in clause (A) or (B) above, the Board of Directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (z) in the case referred to in clause (C) above, the Board of Directors of the Company has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal. The Company shall promptly disclose (and, if applicable, provide copies of) to Parent (to the extent not previously provided) any non-public information provided to any third party pursuant to clause (A) above to the fullest extent permitted by Law.

               (b) Definitions. For purposes of this Agreement:
               “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any acquisition by any person resulting in (or any proposal or offer to acquire in any manner which if consummated would result in) any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions 15% or more of the total voting power or of any class of equity securities of the Company or any of its Subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement.
               “Superior Proposal” means a bona fide written Acquisition Proposal not solicited in violation of this Section 6.2, executed by the Person making the proposal involving 80% or more of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the Company’s Board of Directors has determined in its good faith judgment is reasonably capable of being consummated in accordance with its terms, and that, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, if consummated, would result in a transaction more favorable to the Company’s stockholders than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement).
               (c) No Change in Recommendation Agreement.
                    (i) The Board of Directors of the Company, and each committee thereof shall not:
                    (1) except as expressly permitted by this Section 6.2, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) business days after the first public announcement of such Acquisition Proposal shall be deemed to be an adverse modification); or
                    (2) cause or permit the Company to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
                    (ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to, but not after, the receipt of the Company Requisite Vote, the Company’s Board of Directors may withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent, or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of this Agreement, if, but only if, subject to compliance with this Section 6.2, the Company’s Board of Directors determines in good faith, after consultation with its outside counsel and financial advisors, that failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable Law (A) in connection with a Superior Proposal or (B) as a result of a fact, event, circumstance, development or a change in circumstances or facts that was not known (or, if known, the magnitude and material consequences of which were not known) by the Company’s Board of Directors as of the date of this Agreement, (a “Company Change of Recommendation”); provided, however, that no Company Change of Recommendation may be made until after at least two (2) business days following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors currently intends to take such action and the basis therefor. If such Company Change of Recommendation is made in connection with a Superior Proposal, the notice described in the preceding sentence must attach the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and disclose the identity of the third party making the Superior Proposal. The Company agrees that (i) during the two (2) business day period prior to its taking any action referred to in either clause (C) in Section 6.2(a) with respect to an Acquisition Proposal or in this Section 6.2(c)(ii), the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent and (ii) the Company may take any such action with respect to an Acquisition Proposal that was a Superior Proposal only if such Acquisition Proposal continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material or substantive amendment to any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of this Section 6.2, including with respect to the notice periods referred to herein.
               (d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 or otherwise contained in this Agreement shall be deemed to prohibit the Company from complying with its disclosure requirements under Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other provisions of U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the substantive effect of withholding, withdrawing or modifying adversely to Parent the Company Recommendation, Parent shall have the right to terminate this Agreement as set forth in Section 8.4(a).
               (e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that is a party to a confidentiality agreement in connection with any consideration of acquiring the Company or any of its Subsidiaries or business operations to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

               (f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any Acquisition Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal is received by the Company or its Representatives, any information is requested from the Company in connection with an Acquisition Proposal or an inquiry related thereto, or any discussions or negotiations are sought to be initiated or continued with the Company or its Representatives with respect to an Acquisition Proposal or an inquiry related thereto, indicating, in connection with such notice, the name of the Person making such Acquisition Proposal, inquiry or request and the material terms and conditions of any such Acquisition Proposal or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably current daily basis of the status of and any material changes to the terms of any such Acquisition Proposal or inquiry (including any amendments thereto). Contemporaneously with providing any non-public information concerning the Company to a third party in connection with any such Acquisition Proposal, the Company will provide a copy of such information to Parent, to the extent not previously provided.
                    6.3 Information Supplied. (a) Parent and the Company shall promptly prepare and Parent shall file with the SEC as promptly as practicable the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”). Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. The Company and Parent shall also use their respective best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.
               (b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of (A) the Securities Act and the rules and regulations thereunder, (B) the Exchange Act and (C) the rules and regulations of the NYSE.

               (c) No filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to the Prospectus/Proxy Statement will made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the date of the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the S-4 Registration Statement or the Prospectus/Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Prospectus/Proxy Statement, the S-4 Registration Statement or the Merger and (ii) all orders of the SEC relating to the S-4 Registration Statement.
                    6.4 Stockholders Meeting. (a) The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Company Shares (the “Company Stockholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement and approval of the Merger and to cause such vote to be taken. Subject to the provisions of Section 6.2 hereof, the Company’s Board of Directors shall recommend in the Prospectus/Proxy Statement and at the Company Stockholders Meeting that the holders of Company Shares adopt this Agreement and shall take all lawful action to solicit such adoption. The Company may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), (i) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or to provide the Company Requisite Vote, or (ii) such adjournment or postponement would be required by Law. The Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.4 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.
               (b) Notwithstanding any Company Change in Recommendation or otherwise (unless this Agreement has been terminated in accordance with Article VIII), the Company shall nonetheless submit this Agreement and the Merger to the holders of Company Shares for adoption and approval at the Company Stockholders Meeting.
                    6.5 Filings; Other Actions; Notification. (a) Parent and the Company shall each use reasonable best efforts to cause to be delivered to each party and the directors of each party a letter from its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the parties and the directors of each party, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.
               (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
               (c) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (x) within forty-five (45) days of the date hereof (or as mutually agreed by the parties hereto), in the case of a filing under the HSR Act, but only if prior to the end of such forty-five (45) day period, the Company has not entered into a definitive agreement with respect to a transaction which, if consummated, would result in a filing under the HSR Act not being required with respect to the transactions contemplated hereby and (y) as promptly as reasonably practicable after the date hereof in the case of filings with non-U.S. Governmental Entities and (ii) obtaining all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that except as set forth in clause (e) below, nothing in this Agreement, including this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein, loss of ability to set off for tax purposes in the future any and all losses accumulated by the Company or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Prospectus/Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
               (d) In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by any Governmental Entity with respect to antitrust or competition matters, and to cause the waiting periods under the HSR Act and other similar Law applicable to the transactions contemplated hereby to terminate or expire at the earliest possible date after the date of filing. The parties hereto agree not to extend directly or indirectly any waiting period under the HSR Act or any other similar Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Merger, except with the prior written consent of the other parties hereto. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the transactions contemplated by this Agreement as violative of any antitrust or competition Law, or if any antitrust or competition Order enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement, then, subject to Section 6.5(e), each of Parent and Merger Sub shall use its reasonable best efforts to contest and resist any such action or proceeding and shall use its reasonable best efforts to have vacated, lifted, reversed or overturned any antitrust or competition Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such Order repealed, rescinded or made inapplicable so as to permit consummation of the Merger and such other transactions.
               (e) Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that neither this Section 6.5 nor the “reasonable best efforts” standard nor any other provision of this Agreement shall require, or be construed to require, other than as set forth in the proviso below, Parent or any of its Subsidiaries or other Affiliates, in order to obtain any approvals or otherwise, to (i)(A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates); provided, however, that Parent’s “reasonable best efforts” for purposes of Sections 6.5(c) and (d) shall include a requirement by Parent to agree to sell or otherwise dispose of, and to sell or otherwise dispose of, businesses or assets that, except as set forth in Schedule 6.5(e), in the aggregate, produced aggregate gross revenues in an amount not in excess of $124 million (subject to adjustment as provided in Section 6.6) for Parent, the Company and their respective Subsidiaries during the 2009 fiscal year (the “Maximum Divestiture Commitment”), calculated in accordance with GAAP, on a basis consistent with the accounting principles used in preparing their respective 2009 financial statements included in the Company SEC Reports or Parent SEC Reports, as applicable, if such action should be reasonably necessary to (x) obtain any consent or approval required for the consummation of the Merger under Section 7.1(c) or (y) eliminate, terminate or remove the issuance of any Order described in Section 7.1(d), to the extent related to antitrust or competition matters, or (z) eliminate, resolve, settle or terminate any suit, action or proceeding related to antitrust or competition matters described in Section 7.2(c), in each case prior to August 20, 2011 (if the Termination Date is not extended as provided in Section 8.2) or November 21, 2011 (if the Termination Date is so extended). Notwithstanding the foregoing, however, Parent shall not be required to agree to any such dispositions (and shall be entitled in good faith to contest any threatened or pending litigation or proceeding brought by any Governmental Entity) unless failure to do so would result in the closing conditions not being met hereunder prior to the earlier of (1) the termination of this Agreement and (2) August 20, 2011 (if the Termination Date is not extended as provided in Section 8.2), or November 21, 2011 (if the Termination Date is so extended). For the avoidance of doubt, when calculating amounts under this Section 6.5(e), 6.5(d), 7.1(c) or 7.2(c), all dispositions or changes in scope of operations that have been or are obligated to be undertaken (or with respect to which written undertakings have been given to a Governmental Entity) or are required to be disregarded (in the case of Section 7.2(c)) with respect to the assets, licenses, operations, rights, product lines, business or interests of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates) for the purposes described in the preceding sentence shall be aggregated together to determine whether the dollar limits set forth herein have been met or exceeded.
               (f) Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions, and, subject to applicable Law, shall permit the other party to review in advance any proposed written communication to any such Governmental Entity and shall incorporate the other party’s reasonable comments. Neither Parent nor the Company shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
               (g) Parent and the Company each shall give prompt notice to the other of any change, fact or condition that is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, or of any failure of any condition to the other party’s obligations to effect the Merger.

                    6.6 Dispositions. (a) So long as Parent requests, and subject to the further limitations set forth below in Section 6.6(b), the Company shall use reasonable best efforts as promptly as practicable to effectuate the disposition of portions of its business identified by Parent as reasonably necessary to satisfy the conditions to closing set forth in Article VII (any applicable transaction document in connection with the foregoing being referred to as an “Asset Purchase Agreement”); provided, that the Company shall not be obligated to execute an Asset Purchase Agreement with respect to any business if the sum of (i) the 2009 revenues of such business, together with (ii) the 2009 revenues of all other businesses with respect to which the Company has executed an Asset Purchase Agreement and (iii) the 2009 revenues of all businesses which Parent has agreed with any Governmental Entity to divest or hold separate as contemplated by Section 6.5 (such sum, the “Aggregate Divestiture Commitment”) would exceed the Maximum Divestiture Commitment then in effect, unless Parent agrees in writing to increase the Maximum Divestiture Commitment to an amount not less than the Aggregate Divestiture Commitment. Subject to applicable Law, the Company shall keep Parent informed on a current basis of the status of its efforts and discussions in connection with the foregoing, and shall use reasonable best efforts to incorporate the reasonable comments and input of Parent in connection therewith. The Company shall comply with its obligations under any applicable Asset Purchase Agreements, and, subject to the terms and conditions set forth in any such Asset Purchase Agreement, the Company shall use (and shall cause its Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under such Asset Purchase Agreements and applicable Laws to consummate and make effective the transactions contemplated thereby as soon as practicable and to enforce all of its rights thereunder. Subject to applicable Law, the Company shall keep Parent informed on a current basis as to the status of any applicable dispositions, including the status of all regulatory and other third-party approvals required in connection therewith, and as to any material communications with the applicable transferee, Governmental Entities or other third parties. For the avoidance of doubt, the terms of any Asset Purchase Agreement shall be subject to Parent’s prior written consent.
               (b) Notwithstanding any other provision of this Agreement, but without limiting the Company’s obligations under Section 6.6(a), the parties acknowledge and agree that (i) if an Asset Purchase Agreement is executed, the Asset Purchase Agreement shall be expressly conditioned on the consummation of the Merger and shall provide that the closing under the Asset Purchase Agreement shall occur only if all conditions to Closing under this Agreement have been satisfied and the parties hereto are prepared to close the transactions contemplated by this Agreement immediately following the closing under the Asset Purchase Agreement, and (ii) any Asset Purchase Agreement shall provide that it may be terminated by the Company upon the termination of this Agreement without liability to the Company, and that any termination fee that may be payable shall be solely the obligation of Parent (and Parent will, if required, confirm in writing its agreement to pay any such termination fee).
                    6.7 Access; Consultation. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its or any of its Subsidiaries’ business, properties and personnel as may reasonably be requested (including any financial statements, schedules or other data relating to the Company prepared by the Company in the ordinary course of business) and shall cooperate with Parent and its Representatives in preparing information and providing other assistance as reasonably requested by Parent and its Representatives in connection with Parent’s information and reports filed with any Governmental Entity or provided to its current or prospective stockholders or other financial counterparties; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company hereunder; and provided further that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would violate any of its obligations with respect to confidentiality if the Company shall have used all commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.7 shall be directed to an executive officer of the Company, or such Person as may be designated by any such executive officer, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.
                    6.8 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable in the Merger pursuant to Article IV hereof to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Shares from the NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.
                    6.9 Publicity. The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, and except any consultation that would not be reasonably practicable as a result of requirements of Law.
                    6.10 Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.
                    6.11 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been obligated to indemnify such Indemnified Parties at the date of this Agreement under its certificate of incorporation or by-laws in effect on the date of this Agreement. Parent hereby assumes, and shall cause the Surviving Corporation to assume, all obligations of the Company to indemnify the Indemnified Parties for acts or omissions occurring at or prior to the Effective Time as provided in the respective certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by Law. Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent required under such instruments as in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.
               (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent and the Surviving Corporation of any liability they may have to such Indemnified Party except to the extent failure prejudices Parent or the Surviving Corporation, as the case may be. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Parent or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for no more than one firm of counsel (other than local counsel) for all Indemnified Parties, unless such counsel concludes in good faith that actual or potential conflicts of interest or differing claims against or potential defenses available to multiple Indemnified Parties make representation of all Indemnified Parties by a single counsel inappropriate, (ii) the Indemnified Party will cooperate in full in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
               (c) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain a policy of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) with coverage in amount and scope not less extensive than the Company’s existing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time; provided, however, that, if the aggregate premium therefor exceeds 250% of the last annual premium paid prior to the date of this Agreement (such amount, as stated in Section 6.11(c) of the Company Disclosure Letter, the “Current Annual Premium”), the Surviving Corporation will use its commercially reasonable efforts to obtain D&O Insurance in such amount and scope as can be obtained for an aggregate premium not in excess of 250% of the Current Annual Premium; and provided, further that in lieu of such coverage, Parent may substitute a prepaid “tail” policy for such coverage meeting the requirements of this Section 6.11(c), which it may cause the Company to obtain prior to the Closing.
               (d) Prior to the Effective Time, the Company may make any arrangements necessary to obtain or continue such D&O Insurance with coverage in amount and scope comparable to the Company’s existing directors’ and officers’ liability insurance coverage for such six (6) year period, including the payment of a premium to the applicable insurance providers; provided, however, that the aggregate premium therefor may not exceed 250% of the Current Annual Premium and the Company shall use its commercially reasonable efforts to obtain the lowest aggregate premium that is reasonably obtainable for such coverage.
               (e) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section.
                    6.12 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.
                    6.13 Section 16(b). The Board of Directors of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act (i) the disposition of Company Shares and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to Company Shares and (ii) the acquisition of Parent Common Stock and derivative securities with respect to Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.
                    6.14 Rights. Prior to the Effective Time, the Board of Directors of the Company shall take any action (including, as necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Effective Time) the Rights Agreement) necessary so that (a) none of the execution and delivery of this Agreement, the conversion of Company Shares into the right to receive the Merger Consideration in accordance with this Agreement, and the consummation of the Merger or any other transaction contemplated by this Agreement hereby will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or any of its affiliates to be deemed an “Acquiring Person” (as defined in the Rights Agreement), (iii) the provisions of Section 11 or Section 13 of the Rights Agreement to become applicable to any such event or (iv) the “Distribution Date” or the “Stock Acquisition Date” (each as defined in the Rights Agreement) to occur upon any such event, and (b) the “Final Expiration Date” (as defined in the Rights Agreement) of the Rights will occur immediately prior to the Effective Time so that the Rights will expire immediately prior to the Effective Time. Without the prior written consent of Parent, neither the Board of Directors of the Company nor the Company shall take any other action to terminate the Rights Agreement, redeem the Rights, cause any person not to be or become an “Acquiring Person” or otherwise amend the Rights Agreement in a manner, or take any other action under the Rights Agreement, adverse to Parent or its affiliates.
                    6.15 Stockholder Litigation. The Company shall give Parent the opportunity to participate, at Parent’s cost and expense, in the defense or settlement of any stockholder litigation that currently exists or arises after the date of this Agreement against the Company or its directors or officers, and no such settlement shall be agreed to without Parent’s consent (which shall not be unreasonably withheld or delayed).
                    6.16 Employee Matters.
               (a) For a period ending not earlier than 12 months following the Closing Date, employees of the Company and its Subsidiaries who continue their employment after the Effective Time (the “Affected Employees”) shall be provided with employee benefits under either (i) the employee benefit programs applicable to similarly situated employees of Parent or (ii) the employee benefit programs applicable to Affected Employees immediately prior to the Effective Time, as determined in the sole discretion of Parent. Parent shall, and shall cause the Surviving Corporation to, honor and pay from and after the Effective Time any bonus payment obligations of the Company and each Subsidiary of the Company properly accrued on the Company’s financial statements in accordance with GAAP for the Company’s fiscal year (or any portion thereof) ending with or before the Effective Time under bonus plans of the Company and each Subsidiary in accordance with their terms as in effect immediately prior to the Effective Time.
               (b) With respect to any benefit plan, program, arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any vacation program), Parent shall, and shall cause the Surviving Corporation to, recognize the service with the

Company and its Subsidiaries (and any of their predecessors) prior to the Effective Time of Affected Employees for purposes of eligibility, vesting, level of benefits and benefit accruals under such plan or program, except with respect to any defined benefit pension plan and to the extent such recognition would result in a duplication of benefits.
               (c) With respect to any welfare plan in which employees of the Company and its Subsidiaries and their covered dependents are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to use reasonable best efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and covered dependents to the extent such conditions were satisfied, inapplicable or waived under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee and covered dependent with credit for any co-payments, deductibles and maximum out-of pocket requirements paid or incurred prior to the Effective Time in satisfying any analogous deductible or maximum out-of-pocket requirements to the extent applicable under any such plan.
               (d) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor all obligations of the Company under the Company Compensation and Benefit Plans, Company Non-U.S. Compensation and Benefit Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately prior to the Effective Time; provided that, subject to the requirements of Section 6.16(a), nothing herein shall prohibit the Surviving Corporation from amending or terminating any particular Company Compensation and Benefit Plan or Company Non-U.S. Compensation and Benefit Plan to the extent permitted by its terms or applicable Laws. Notwithstanding any other provision of this Agreement to the contrary, Parent shall, or shall cause the Surviving Corporation to, provide Affected Employees whose employment terminates during the 12 month period following the Effective Time who are not (i) parties to individual agreements providing severance or termination benefits or (ii) entitled to severance or termination benefits under the 2007 change in control severance arrangement or the Company’s 2010 Change of Control Plan (it being agreed that all Affected Employees described in clauses (i) and (ii) shall be entitled to severance or termination benefits in accordance with their individual agreements or the Company’s plans, arrangements or policies, as applicable), with severance benefits at levels no less than and pursuant to the terms of either (i) the Company’s severance policy described in Section 6.16(d) of the Company Disclosure Letter as in effect on the date hereof or (ii) under Parent’s severance policy, as determined in the sole discretion of Parent, and such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 6.16(b).
               (e) Notwithstanding the foregoing, nothing in this Section 6.16 shall be deemed to modify any requirement under any federal, state, local or foreign law, statute or ordinance with respect to employment matters.
                    6.17 Tax Treatment. Parent, Merger Sub and Company shall each use commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take any action, or fail to take any action, which action or failure would prevent, or reasonably be expected to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                    6.18 Certain Actions. (a) Recognizing that until the Closing (and if this Agreement is terminated for any reason, thereafter), without the other party’s consent, Parent and Company are competitors, notwithstanding anything to the contrary in this Agreement, the applicable party shall not, directly or indirectly, through the earlier of (i) the Effective Time (if the Closing occurs) and (ii) the period (if any) specified below following termination of this Agreement (if the Closing does not occur):
          (A) for the term hereof and a period of six (6) months following any termination of this Agreement, directly or indirectly solicit for hire any officer or key employee set forth on Schedule 6.18A (Parent) or 6.18B (Company) or, except where this restriction is prohibited by law, hire any such employee; provided that nothing shall prohibit soliciting and hiring by means of a general advertisement not directed at (x) any particular individual, or (y) the employees of the other party generally, or responding to and hiring an employee of the other party who initiates contact with the applicable party provided that such contact is not solicited by the applicable party; or
          (B) seek to effect , announce or communicate, any potential reduction or elimination of the other party’s products or services or change in the pricing thereof.
               For the avoidance of doubt, it is agreed that internal planning conferences and related communications, in each case limited to senior executive of Parent and that are not in any way directly or indirectly communicated or disseminated to any Persons other than senior executives of Parent, shall not constitute communications prohibited by this Section 6.18.
               (b) The parties agree that the term of the Confidentiality Agreement set forth in Section 19 thereof shall be extended through the earlier of (i) the Effective Time (if the Closing occurs) and (ii) one (1) year following termination of this Agreement (if the Closing does not occur). The parties also agree that notwithstanding the terms of the Confidentiality Agreement, any confidential information provided to a party in connection with the transactions contemplated by this Agreement may be disclosed to the extent required in connection with a regulatory filing or court order arising in connection with the transactions contemplated hereby in which case the parties shall use reasonable commercial efforts to preserve any confidential information so provided. The parties further agree that certain information has been provided solely to the other party’s outside legal counsel and may not be provided to the party, except as a party may agree in writing or as may be required in connection with a regulatory filing or court order arising in connection with the transactions contemplated hereby in which case the parties shall use reasonable commercial efforts to preserve any confidential information so provided.
               (c) In addition, if the Closing occurs, Parent agrees to do the following (and not to announce, communicate or take any action to the contrary during the period through the Closing):
                    (i) to fulfill any Company customer agreements or purchase orders entered into in the ordinary course of business consistent with the Company’s current business practices, unless the customer agrees otherwise;

                    (ii) to the extent requested by the applicable customer, provide warranty service on Company products required by contracts entered into in the ordinary course of business consistent with the Company’s current business practices, as well as repair and maintenance for the longer of three (3) years from Closing or as required by law, at service levels consistent with the Company’s current business practices; and
                    (iii) to the extent requested by the applicable customer, continue to support software applications, including the provision of bug fixes and updates for the longer of twelve (12) months from Closing or as required by law, at service levels consistent with the Company’s current business practices.
               (d) In the event of a breach of Section 6.18(a) prior to the termination of this Agreement,
                    (i) the non-breaching party shall provide notice of the breach as promptly as reasonably practicable following the date on which a Senior Officer of the non-breaching party obtains knowledge thereof;
                    (ii) with respect to the first such breach only, the breaching party shall have three (3) days in which to cure such breach, if curable;
                    (iii) if such initial breach is not cured within such three-day period, and in all cases with respect to any subsequent breach, the breaching party will pay the other party within three (3) business days of notice of the breach $1 million by wire transfer, provided, however, that such amounts shall only be payable in the event of a breach caused by (or at the instructions of or with the consent of or prior knowledge of (if the Senior Officer does not use reasonable efforts to prevent such breach and does not direct (or re-direct) the applicable Person to refrain from such activity after obtaining such knowledge) one or more of the breaching party’s senior officers (the “Senior Officers”) identified on Schedule 6.18AA (Parent) or Schedule 6.18BB (Company) or any successor. The parties agree that the amounts payable under this Section 6.18 are not intended to be and will not be punitive in effect and that they will compensate the non-breaching party for its losses (which may be difficult to ascertain) resulting from a breach of this Section 6.18. Nothing in this Section 6.18 shall limit any other right or remedy of any party under this Agreement.
ARTICLE VII
CONDITIONS
                    7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
               (a) Stockholder Approval. This Agreement shall have been duly adopted by, and the Merger shall have been duly approved by, holders of Company Shares constituting the Company Requisite Vote.

               (b) NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger as contemplated in Article IV shall have been authorized for listing on the NYSE upon official notice of issuance.
               (c) Regulatory Consents. Unless the Company and Parent shall have agreed after consultation with their respective outside counsel that no filing under the HSR Act is required, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All Governmental Consents set forth in Schedule 7.1(c) and any other notification, waiting period, or approval requirements under the comparable antitrust or competition laws of other applicable foreign jurisdictions in which either party has operations or from which either party derives revenues (which in either case are not de minimis) and which is legally required to be made or obtained at or prior to the Effective Time shall have been made or obtained without the imposition of any term, condition or consequence the acceptance of which would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect (either before or after giving effect to the Merger, and in each case for purposes of this determination, disregarding clause (G) of the definitions of Company Material Adverse Effect and Parent Material Adverse Effect) or requiring the sale, lease, license, transfer, disposition of, divestment or other encumbrance, or the holding separate pending any such action of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates) (other than as contemplated or required by Section 6.5(e)). For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports, and other filings made or required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations sought or required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
               (d) No Injunction or Restraint. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).
               (e) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.
               (f) Blue Sky Approvals. Parent shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.
               (g) Dispositions. If one or more Asset Purchase Agreements have been entered into, then (i) all of the conditions to the closing under such Asset Purchase Agreements shall have been satisfied or waived, and (ii) the Company and the applicable transferee shall have effectuated the applicable disposition and unless Parent otherwise consents (such consent not to be unreasonably withheld), without deviation from the terms set forth in each such Asset Purchase Agreement.
               (h) Opinion. Each of Company and Parent shall have received a written opinion from its respective counsel, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Parent, Merger Sub and the Company shall each execute and deliver to such counsel tax representation letters reasonably requested by such counsel, and upon which such counsel can rely, in connection with such written opinions.
                    7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
               (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b) relating to the fully-diluted capitalization of the Company shall be true and correct on the date of this Agreement and at the Effective Time as though made on and as of the Effective Time, other than (A) changes in capitalization due to any Permitted Capitalization Change and (B) other deviations in the Company’s actual fully-diluted capitalization (including outstanding Company Shares, Company Preferred Shares, Company Options, Company Warrants, Company Awards and Common Stock Units) by an amount that does not exceed one percent (1.0%) of such fully diluted capitalization; (ii) the representations and warranties of the Company set forth in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct at the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct at the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied. As used herein, a “Permitted Capitalization Change” shall mean any change in the equity capitalization of the Company made in compliance with Section 6.1(a)(vii).
               (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

               (c) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein), other than with respect to the disposition of businesses or assets that, in the aggregate, taken together with any dispositions or changes in scope of business already undertaken by Parent pursuant to Section 6.5 or accepted by Parent pursuant to Section 7.1(c), exceed the thresholds set forth in the proviso set forth in Section 6.5(e) or (B) prohibit or limit in any respect Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing; provided, however, this Section 7.2(c) shall have no effect on Parent’s obligations under Section 6.5.
               (d) Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.
               (e) Receipt of Payoff Letter. At or prior to the Effective Time, (x) Francisco Partners II, L.P. and FP Hypercom Holdco, LLC shall have provided the Company with a “payoff” letter in the form attached as an exhibit to the Support Agreement, (y) Bank of America, N.A. shall have provided the Company with a “payoff” letter acknowledging that, subject to the repayment of the aggregate principal amount outstanding under the Loan and Security Agreement, dated as of January 15, 2008, by and between Hypercom U.S.A., Inc. and Hypercom Manufacturing Resources, Inc., certain lenders thereunder and Bank of America, N.A. (the “Loan and Security Agreement”), together with all interest accrued and any other fees or expenses payable thereunder, (i) the Loan and Security Agreement shall be terminated, (ii) any and all Liens held by Bank of America, N.A. under the Loan and Security Agreement shall be released and (iii) the Company and its Subsidiaries shall be released from any and all liabilities and obligations (other than any indemnification obligations that survive termination) under the Loan and Security Agreement and (z) any other lender or administrative agent, as applicable, under any credit facility outstanding immediately prior to the Closing shall have provided the Company with a “payoff” letter acknowledging that, subject to the repayment of the aggregate principal amount outstanding under the applicable loan documentation, together with all interest accrued and any other fees or expenses payable thereunder, (i) the applicable loan documents shall be terminated, (ii) any and all Liens held by the lenders thereunder under the applicable loan documentation shall be released and (iii) the Company and its Subsidiaries shall be released from any and all liabilities and obligations (other than any indemnification obligations that survive termination) under the applicable loan documentation.

               (f) Resignations. Each director of the Company shall have delivered a resignation letter effective as of the Closing.
                    7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
               (a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement which are qualified by a Parent Material Adverse Effect shall be true and correct in all respects as so qualified at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such date), and (ii) the representations and warranties of Parent set forth in the Agreement which are not so qualified shall be true and correct at and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect. In addition, the Company shall have received at the Closing a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.
               (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Parent and Merger Sub to such effect.
               (c) Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.
ARTICLE VIII
TERMINATION
                    8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent.
                    8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company if (a) the Merger shall not have been consummated by August 31, 2011 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company, provided, that, if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the condition set forth in Section 7.1(c), or Section 7.1(d) or Section 7.2(c), Parent may, by written notice to the Company, extend the Termination Date to November 30, 2011, (b) the adoption of this Agreement by the Company’s stockholders required by Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon this Agreement was taken or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company); provided that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been a principal cause of or resulted in the occurrence of the failure of the Merger to be consummated on or before such date.
                    8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by the Company if:
               (a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company’s Board of Directors authorizes the Company, subject to complying with the terms of this Agreement (including Section 6.2(c)), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal not obtained in violation of Section 6.2(a), and (ii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; or
               (b) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.
                    8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent if:
               (a) (A) at any time prior to the adoption of this Agreement by the Company’s stockholders satisfying the condition set forth in Section 7.1(a), (i) the Board of Directors of the Company shall have made a Company Change of Recommendation or (ii) the Company’s Board of Directors shall have failed to reconfirm the Company Recommendation following a 5% Holder’s public announcement of opposition to the Merger or the other transactions contemplated hereby within the period of time beginning upon the Company’s receipt of a written request by Parent to do so and ending on the date that is ten (10) business days after the

Company’s receipt of such request (unless Parent has previously made at least two (2) such written requests and the Board of Directors of the Company has complied with each of such requests), (B) either (i) the Company shall have failed to convene and hold the Company Stockholders Meeting prior to the later of the date that is forty-five (45) days after the date as of which the SEC staff has confirmed that it has no additional comments on the Proxy Statement (subject to adjournment from time to time as permitted by Section 6.4) or (ii) the minimum number of Company Shares necessary to constitute a quorum for the transaction of business shall have been represented in person or by proxy at the Company Stockholders Meeting and the Company shall have failed to take a vote of stockholders on the Merger and this Agreement at such meeting, (C) a tender offer or exchange offer for outstanding Company Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company’s Board of Directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Company’s Board of Directors fails to recommend that the Company’s stockholders not tender any shares into such tender or exchange offer, (D) the Company’s Board of Directors shall have recommended to the stockholders of the Company any Acquisition Proposal or (E) the Company or any of its Subsidiaries shall have entered into a letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal; or
               (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.
                    8.5 Effect of Termination and Abandonment.
               (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 6.10 and this Section 8.5) shall become void and of no effect with no liability on the part of any party hereto (or of any of its future, current or former directors, officers, employees, Affiliates, agents, legal or financial advisors or other representatives (“Related Persons”)); provided, however, that no such termination shall relieve any party hereto from any liability for damages to any other party resulting from any prior willful breach of this Agreement or from any obligation to pay, if applicable, the Termination Fee pursuant to Section 8.5(b) or the Parent Termination Fee pursuant to Section 8.5(c).
               (b) If this Agreement is terminated (i) by the Company pursuant to Section 8.3(a) or (ii) by Parent pursuant to Section 8.4(a), then the Company shall, prior to such termination for a termination pursuant to clause (i) or promptly (but in no event later than two (2) days after the date of such termination) for a termination pursuant to clause (ii), pay Parent a fee equal to $12.2 million (the “Termination Fee”), payable by wire transfer of same day funds. In addition, if this Agreement is terminated by Parent or the Company pursuant to clause (a) or (b) of Section 8.2 and (x) prior to such termination or at the time of the meeting of the Company’s stockholders referred to in Section 8.2(b), there shall have been publicly disclosed, announced, commenced, submitted or made by a third party (other than by Parent or an Affiliate of Parent) a bona fide Acquisition Proposal and (y) within twelve (12) months after the termination of this Agreement pursuant to Section 8.2, the Company shall enter into a definitive agreement with respect to any Acquisition Proposal (which Acquisition Proposal is ultimately consummated) or an Acquisition Proposal shall have been consummated, then the Company shall promptly, but in no event later than two business days after the date of such consummation, pay Parent a fee equal to the Termination Fee, payable by wire transfer of same day funds (provided that for purposes of this sentence, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”). For the avoidance of doubt, any payment to be made by any party under this Section 8.5(b) shall be payable only once to such other party with respect to this Section 8.5(b) and not in duplication even though such payment may be payable under one or more provisions hereof.
               (c) So long as the Company has not breached in any material respect its obligations under Section 6.5, Section 6.6 or any other covenant in this Agreement (in each case to the extent such obligations or covenants relate to antitrust or competition Law matters (collectively, the “Antitrust Covenants”), if this Agreement is terminated (i) pursuant to Section 8.2(c), based on the entry of any Order relating to antitrust or competition Law, or (ii) pursuant to Section 8.2(a), and at the time of such termination all conditions to Closing set forth in Article VII (other than the conditions set forth in Section 7.1(c), Section 7.1(d) (in the case of Section 7.1(d), solely to the extent such Order relates to antitrust or competition Law), Section 7.2(c) (in the case of Section 7.2(c), solely to the extent such suit, action or proceeding relates to antitrust or competition Law, Section 7.3(a) and Section 7.3(b)) have been satisfied or waived, then Parent shall promptly, but in no event later than two (2) days after the date of such termination, pay to the Company Parent a fee equal to $28.4 million (the “Parent Termination Fee”), payable by wire transfer of same day funds; provided, however, that if Parent elects to extend the Termination Date pursuant to Section 8.2(a) and such termination occurs after August 31, 2011, then the Parent Termination Fee shall equal $30.4 million; and provided, further, that the Parent Termination Fee shall not be payable if (1) Parent has waived in writing any condition related to antitrust or competition matters described in this Section 8.5(c) and is prepared to consummate the Merger notwithstanding the failure of such condition, and (2) the consummation of the Merger notwithstanding the failure of such condition would not reasonably be expected to subject any officer or director of the Company to personal liability. For the avoidance of doubt, any payment to be made by any party under this Section 8.5(c) shall be payable only once to such other party with respect to this Section 8.5(c) and not in duplication even though such payment may be payable under one or more provisions hereof. The parties hereto acknowledge that in any proceeding by the Company alleging breach of the Antitrust Covenants by Parent, the amount of the Parent Termination Fee paid by Parent shall be credited against any damages that the Company may be entitled to receive.

ARTICLE IX
MISCELLANEOUS AND GENERAL
                    9.1 Survival. None of the representations and warranties in this Agreement shall survive the consummation of the Merger. Nothing in this Section 9.1 shall limit any covenant or agreement of any party contained in this Agreement that by its terms contemplates performance after the Effective Time.
                    9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, that after the Company Requisite Vote is obtained, any amendment which by Law requires further approval by the Company’s stockholders shall be subject to the requisite stockholder approval.
                    9.3 Waiver of Conditions. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.
                    9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
                    9.5 Governing Law and Venue; Waiver of Jury Trial.
               (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court declines to accept jurisdiction, and other courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware) solely in respect of the interpretation and enforcement of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.
               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
                    9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when delivered, if delivered personally to the intended recipient, and (ii) one (1) business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:
if to Parent or Merger Sub
VeriFone Systems, Inc.
2099 Gateway Place, Suite 600
San Jose, California 95110
Attention: Chief Executive Officer
with a copy to:
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Attention: Scott D. Miller
Sarah P. Payne

if to the Company
Hypercom Corporation
8888 East Raintree Drive, Suite 300
Scottsdale, Arizona 85260
Attention: Chief Executive Officer
with a copy to:
DLA Piper LLP
2525 East Camelback Road
Suite 1000
Phoenix, AZ 85016-4232
Attention: Steven D. Pidgeon
and to:
DLA Piper LLP
2000 University Avenue
Suite 1000
East Palo Alto, CA 94303-2215
Attention: Richard S. Millard
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
                    9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Confidentiality Agreement and the Company Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
                    9.8 No Third-Party Beneficiaries. (a) Except as specifically set forth in this Section 9.8(a), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, it is agreed that from and after the Effective Time each Indemnified Party is an intended third-party beneficiary of the provisions of Section 6.11. Each intended third-party beneficiary shall have the right to enforce by appropriate action (including suit for specific performance) the provisions of this Agreement intended to benefit such person.
               (b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
                    9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
                    9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a), be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
                    9.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
                    9.12 Interpretation. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
               (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
                    9.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
                    9.14 Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate prior to the Effective Time, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.
                    9.15 Enforcement. Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the other parties hereto. It is accordingly agreed that the other parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement against each party in any court set forth in Section 9.5(a), this being in addition to any other remedy to which the company may be entitled at law or in equity.
[Signatures Pages to Follow]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HYPERCOM CORPORATION
By:
Name:
Title:

VERIFONE SYSTEMS, INC.
By:
Name:
Title:

HONEY ACQUISITION CO.
By:
Name:
Title:

ANNEX A
INDEX OF DEFINED TERMS

Defined Term	Section

5% Holders	5.1(d)(iii)
Acquisition Proposal	6.2(b)
Affected Employees	6.16(a)
Affiliates	5.1(e)(ii)
Aggregate Divestiture Commitment	6.6(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(i)(2)
Anti-Bribery Laws	5.1(w)
Antitrust Covenants	8.5(c)
Applicable Date	5.1(e)(i)
Asset Purchase Agreement	6.6(a)
Audit Date	5.1(e)(i)
Average Closing Price	4.2(e)
Bankruptcy and Equity Exception	5.1(c)(i)
Book-Entry Company Share	4.1(a)(ii)
Book-Entry Parent Shares	4.2(b)(i)
business day	1.2
By-Laws	2.2
Card Organizations	5.1(v)(ii)
Card Regulations	5.1(v)(ii)
Certificate	4.1(a)(ii)
Certificate Letter of Transmittal	4.2(b)(i)
Certificate of Merger	1.3
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Stock Unit	5.1(b)(i)
Company	Preamble
Company Awards	4.4(b)
Company Change of Recommendation	6.2(c)(ii)
Company Compensation and Benefit Plan	5.1(h)(i)
Company Disclosure Letter	5.1
Company Labor Agreements	5.1(m)
Company Material Adverse Effect	5.1(a)
Company Non-U.S. Compensation and Benefit Plans	5.1(h)(i)
Company Option	4.4(a)
Company Preferred Shares	5.1(b)(i)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)

Defined Term	Section

Company Share	4.1(a)(i)
Company Shares	4.1(a)(i)
Company Stock Plans	5.1(b)(i)
Company Stockholders Meeting	6.4(a)
Company Warrant	4.5
Confidentiality Agreement	6.2(a)(iii)
Contract	5.1(d)(ii)
Current Annual Premium	6.11(c)
D&O Insurance	6.11(c)
DGCL	1.1
Effective Time	1.3
Environmental Law	5.1(k)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
Exchange Act	5.1(d)(i)
Exchange Agent	4.2(c)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)(i)
Excluded Company Shares	4.1(a)(i)
GAAP	5.1(e)(iv)
Government Contract	5.1(q)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(k)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(p)
Intellectual Property	5.1(n)(vii)(1)
Inventory	5.1(u)
IRS	5.1(h)(ii)
IT Assets	5.1(n)(vii)(2)
knowledge	5.1(b)(iv)
Laws	5.1(i)(i)
Licenses	5.1(v)(i)
Lien	5.1(b)(i)
Loan and Security Agreement	7.2(e)
Material Contracts	5.1(q)(i)(K)
Maximum Divestiture Commitment	6.5(e)
Merger	Recitals
Merger Consideration	4.1(a)(i)
Merger Sub	Preamble
NYSE	5.1(d)(i)
OFAC	5.1(x)
Order	7.1(d)
Parent	Preamble
Parent Applicable Date	5.2(f)(i)

Defined Term	Section

Parent Common Stock	4.1(a)(i)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Parent Preferred Shares	5.2(c)
Parent Reports	5.2(f)(i)
Parent Termination Fee	8.5(c)
Permitted Capitalization Change	7.2(a)
person	4.2(b)
Person	4.2(b)
Proceeding	5.1(l)(iii)
Product	5.1(s)
Product Certifications	5.1(t)
Prospectus/Proxy Statement	6.3(a)
Registered	5.1(n)(vii)(3)
Registered Letter of Transmittal	4.2(b)(i)
Related Persons	8.4(a)
Representatives	6.2(a)
Rights	5.1(aa)
Rights Agreement	5.1(b)(i)
RoHS Directive	5.1(k)(ii)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley	5.1(e)(i)
SEC	4.4(c)
Securities Act	4.4(c)
Senior Officers	6.18(d)
Series A Junior Participating Preferred Stock	5.1(b)(i)
Software	5.1(n)(vii)(4)
Software Products	5.1(n)(vi)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Support Agreement	Recitals
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax	5.1(l)
Tax Return	5.1(l)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(n)(vii)(1)
WEEE Directive	5.1(k)(ii)